Exhibit 10.2



State Street Bank                                        225 Franklin Street
                                                         Boston, MA  02110




                                                April 2, 1998


Hyde Athletic Industries, Inc.
13 Centennial Drive
Peabody, MA  01961

Attention:  Mr. Charles Gottesman, Executive Vice President

Ladies and Gentlemen:

State Street Bank and Trust Company ("State Street") and CoreStates Bank, N.A. ("CoreStates" and together with State Street, collectively, the "Banks") has made available to Hyde Athletic Industries, Inc. (the "Borrower") a $15,000,000 revolving credit facility and a $15,000,000 demand line of credit each as described in a Credit Agreement dated August 31, 1993 by and between the Borrower and the Bank, as amended from time to time (as amended, the "Credit Agreement"). Terms not otherwise defined herein shall be used as defined in the Credit Agreement.

The Borrower has requested a waiver of certain financial covenants contained in the Credit Agreement, and the Banks have agreed to such waiver pursuant to the terms hereof. Therefore, for good and valuable consideration, the receipt of which is hereby acknowledged, the Borrower and the Banks hereby agree as follows:

I.    Waiver

1. Pursuant to Section 4.9 of the Credit Agreement, the Borrower is required to have a consolidated Tangible Net Worth of the Borrower and its Subsidiaries not less than $45,315,000 as of the fiscal quarter ending January 2, 1998.
Based upon financial statements of the Borrower as of January 2, 1998, the Borrower's Tangible Net Worth was $41,156,000 as of the fiscal quarter ending January 2, 1998. As a result of the foregoing, an Event of Default has occurred under Section 7.1(c) of the Credit Agreement.

2. Pursuant to Section 4.12 of the Credit Agreement, the Borrower is required to maintain a ratio of the consolidated Net Cash Flow of the Borrower and its consolidated Subsidiaries to the consolidated interest expense of the Borrower and its consolidated Subsidiaries of at least 3.5 to 1 for each fiscal year. Based upon financial statements of the Borrower as of January 2, 1998, the Borrower's ratio was (3.02) to 1. As a result of the foregoing, an Event of Default has occurred under Section 7.1(c) of the Credit Agreement.

3. Pursuant to Section 5.11 of the Credit Agreement, the Borrower is required to maintain a Net Income of the Borrower and its consolidated Subsidiaries of not less than negative $500,000 in any fiscal quarter, not less than negative $1,000,000 in any fiscal year or not to incur a loss in more than two consecutive fiscally quarters. Based upon financial statements of the Borrower as of January 2, 1998, the Net Income of the Borrower and its consolidated Subsidiaries was negative $4,961,000 for the fiscal quarter ending January 2, 1998 and negative $4,737,000 for fiscal year 1997, and, in addition, the Borrower and its consolidated Subsidiaries have incurred a loss in more than two consecutive fiscal quarters. As a result of the foregoing, an Event of Default has occurred under Section 7.1(c) of the Credit Agreement.

4. The Borrower has also informed the Banks that as of April 3, 1998, the Borrower may be in violation of each of the above-described covenants, as well as the quick ratio covenant set forth in Section 4.10 of the Credit Agreement pursuant to which the Borrower is to maintain a quick ratio of not less than 1.5 to 1. As a result of such possible violations, further Events of Default may occur under Section 7.1(c) of the Credit Agreement.

5. The Bank hereby waives the foregoing Events of Default for the financial performance described above for the periods ending as of January 2, 1998 and as of April 3, 1998 only. This waiver is a waiver of the Events of Default described above and only for the periods and financial performance described above. This waiver shall not be deemed to constitute a waiver of compliance with any of the foregoing covenants for any other time period. In addition, this waiver shall not be deemed to constitute a waiver of compliance with any other financial performance or of any other term of the Credit Agreement or any related document.

II.   Miscellaneous

1. All terms and conditions of the Credit Agreement, the notes executed in connection therewith, and all related documents are ratified and affirmed as of the date hereof and the Borrower represents and warrants to the Bank that no default or event of default has occurred thereunder other than as waived in writing by the Bank.

2. Upon receipt of a fully executed copy of this letter agreement and such other documents or instruments as the Bank may reasonably request, this letter agreement shall be deemed to be an instrument under seal to be governed by the laws of The Commonwealth of Massachusetts.

3. This letter agreement may be executed in counterparts each of which shall be deemed to be an original document.
If the foregoing is acceptable to you, please have an authorized officer of the Borrower execute this letter agreement below where indicated and return the same to the undersigned.

Very truly yours,

State Street Bank and Trust Company

By:  /s/ Gregory J. Mann
Gregory J. Mann
Vice President



Accepted and Agreed:

Borrower:

Hyde Athletic Industries, Inc.

By:  /s/ Charles A. Gottesman
Charles A. Gottesman
Executive Vice President